EMPLOYMENT AGREEMENT



BETWEEN   VISUALMED CLINICAL SYSTEMS INC., a corporation existing under the laws of Canada,

                (hereinafter referred to as the "Corporation"),

AND:      DR. ART  GELSTON,  residing  and  domiciled  at  790  Rockland Avenue,
Outremont, Quebec,

                  (hereinafter referred to as the "Executive")

WHEREAS, the Executive has been a practicing physician in a tertiary care university hospital environment for twenty (20) years;


WHEREAS,  the Executive as a clinical  practitioner,  has in the past developed,
and  intends  to  continue  developing,   clinical  software  for  the  hospital
environment;


WHEREAS, the Executive has entered into a contract with Mr. Gerard Dab on March 13, 1998 whereby the Executive and Mr. Gerard Dab wished to join forces to create a company devoted to the development, implementation and marketing of medical, clinical and information management software which company became the Corporation;


WHEREAS, the Executive and Mr. Gerard Dab in virtue of the contract signed on March 13, 1998 considered each other to be wholly linked and beholden to the contract for a period of no less than seven (7) years whereby they agreed to be employed by the Corporation for a period of seven (7) years from the date of the signature of the said contract;


WHEREAS, the Executive is a shareholder of the Corporation since the Summer of 1998;


WHEREAS, the Corporation desires to continue to retain the services of the Executive in the capacity of President and the Executive, wishes to be employed by the Corporation;


IN CONSIDERATION OF THE RESPECTIVE COVENANTS AND AGREEMENTS HEREIN CONTAINED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED BY EACH PARTY, THE PARTIES AGREE AS FOLLOWS:

1.       EMPLOYEMENT

1.1. The Corporation hereby agrees to continue to employ the Executive and the Executive hereby accepts to continue such employment as of the date hereof in the capacity of President.

2.       DUTIES

2.1. The Executive shall perform such duties and exercise such powers as are normally associated with and incidental and ancillary to the responsibility of President.

2.2. The Executive shall report directly to the Chairman of the Board of Directors.

2.3. The Executive shall devote all of his time and attention and his best efforts during normal business hours to the business and affairs of the Corporation and shall not, without a specific prior written consent of the Chairman of the Board of Directors, undertake any other business or occupation.

2.4. The Executive shall perform those duties that may be assigned to him by the President of the Board of Directors diligently and faithfully and to the best of the Executive's abilities. In addition, the Executive shall act in the best interests of the Corporation and the Executive shall use his best efforts to promote the interests and goodwill of the Corporation.

3.       COMPENSATION

3.1. The annual salary payable to the Executive for his services hereunder shall be one hundred and eighty thousand dollars ( $180,000.00 ) or such higher amount that the Corporation's Board of Directors, in its sole discretion, may determine from time to time, exclusive of bonuses, benefits and other compensation. Such salary shall be payable in equal installments in accordance with the usual compensation practices of the Corporation, such installments shall be paid no less frequently than monthly.

3.2. The annual salary is subject to be re-evaluated twice per year.


3.3. At such time as the Corporation has made an aggregate of $10 million in sales since the commencement of operations, the Executive shall have an option to purchase that number of shares equal to decimal five percent (0.5%) of the total number of shares then issued and outstanding. The exercise price of the present option shall be fifteen cents ($0.15) per share. The present option may be exercised commencing two years after the date on which it is granted;


3.4. In the event that the Executive's employment is terminated without a serious reason, the Executive shall have the right to exercise any or all of the above-mentioned option in whole or in part immediately, notwithstanding any provision hereof;

3.5.              The Executive shall be entitled to bonuses representing:

                  a) a lump sum of $150,000.00 at such time the Corporation has effected an initial public offering or is otherwise listed on a stock exchange or a stock quotation system, such bonus being payable within 60 days of such event;

                  b) a lump sum of $50,000.00 upon the signature of a contract for the placement of the first Beta system in the United States. 50% of such bonus being payable upon contract signing and the remaining of the bonus being upon receipt of first payment on the system;

                  c) a lump sum of $10,000.00 upon the signature of a contract for the placement of the first Beta system in Canada. 50% of such bonus being payable upon contract signing and the remaining of the bonus being payable upon receipt of first payment on the system;

                  d) a lump sum of $100,000.00 upon the Corporation reaching an aggregate of $10 millions CDN in sales since the commencement of operations. Such bonus being payable within 60 days of reaching such sales.

3.6. During the term of the Executive's employment, the Executive shall be entitled to participate in the Corporation's Benefit Plans in force at the time of the present Agreement and any other replacement benefit programs established by the
                  Corporation's Board of Directors. Such replacement benefit programs shall be substantially similar to the current Corporation's Benefit Plans.

3.7. The Executive shall be reimbursed for all reasonable travel and out-of-pocket expenses properly incurred by the Executive from time to time in connection with the performance of his duties hereunder. For all such expenses, the Executive shall furnish to the Corporation invoices, statements or other appropriate supporting documents in respect of which the Executive seeks reimbursement.

3.8.              The  Executive shall  continue to be covered by the Directors'
                  and Officers'  liability  insurance  policies   maintained by
                  the Corporation.

4.       VACATION

4.1. The Executive shall be entitled to six (6) weeks paid vacation per calendar year, the timing of such vacation to be determined by the Executive and the Chairman of the Board of Directors, subject to the need for the timely performance of the Executive's responsibilities hereunder.

5.       TERMINATION OF EMPLOYMENT

5.1.              a)       The employmentof the Executive hereunder shall be for
                           a fixed term and shall end on March 13, 2007;


                  b)       Notwithstanding  Section  2090 of the  Civil  Code of
                           Quebec, the present Agreement shall not be automatically or tacitly renewed. It shall be renewed only if the parties to the present Agreement accept such a renewal in writing and stipulate its terms and conditions therein.

5.2. The employment of the Executive may be terminated at any time by the Corporation for a serious reason, as that term may be interpreted and applied by the Courts and shall be effective immediately. The Executive shall receive a written notice setting out the reason(s) for such termination.

5.3. The employment of the Executive may be terminated by the Corporation, without a serious reason by giving to the Executive a six (6) month prior written notice setting out the reason(s) for such termination.


                  In such an event, the Corporation shall have the obligation to pay to the Executive:

a) the bonuses mentioned in paragraph 3.5 above, if the terms and conditions for their entitlement are met during the remaining period from the initial term of the present Agreement;

b) an indemnity representing his vacation as per Section 4 above, for the remaining period from the initial term of the present Agreement, shall be paid in one installment at the date of termination;

c) all expenses as per paragraph 3.7 above, that have not been reimbursed at the date of termination;

d) one of the two following indemnities at the discretion of the Executive:

i) a lump sum, payable at the date of termination representing the base salary for the remaining period out of the initial term, taking into account the twice per year increases and representing the minimum the cost of living allowance; or

ii) the payment of the remaining base salary, as mentioned in subparagraph 5.3d)i) above, by way of the Corporation's stock, whose value will be determined at the date of the Corporation's last financing, if any
                                    Shareholders    Agreement   to   which   the
                                    Executive is a party to allows it.

e) all other remuneration or benefits that would have been entitled the Executive during the remaining period of the initial term.

6.       CONFIDENTIALITY, NON-DISCLOSURE AND INTELLECTUAL PROPERTY

6.1. The Executive acknowledges that during the course of his employment with the Corporation, he has had and will have had or will have access to and/or has been or will be entrusted with various trade secrets and other proprietary and confidential information, whether technical or non-technical, relating to the past, present or contemplated businesses and operations of the Corporation or those of its clients, suppliers, customers, agents or consultants, including,
                  without  limitation,   trade  secrets,   products,   software
                  programs, hardware design and specifications, source code, drawings, manuals, letters, notes, notebooks, reports, records, related documentation in hard copy, research and
                  development,   customer  lists,  customer   data,   financial
                  information and business practices (hereinafter collectively referred to as "Confidential Information"), and the direct or indirect disclosure of any of which to competitors of the Corporation or to the general public or to any person who is not affiliated in an appropriate capacity with the Corporation would be detrimental to the best interests of the Corporation.

6.2. The Executive further acknowledges and agrees that the right to maintain the confidentiality of all such Confidential Information constitutes a proprietary right which the Corporation is entitled to protect and that the Corporation is the sole owner of such confidential Information.

6.3. Accordingly, the Executive acknowledges and agrees that he will not at any time during the term of his employment hereunder or at any time thereafter, whether directly or indirectly, divulge, use, publish, reproduce, communicate or exploit for the benefit of himself or of any other physical or moral person, company, organism or any other group bearing or not a moral, legal or judicial personality (hereinafter collectively or individually referred to as the "Third Party"), any Confidential Information which he has acquired during or as a result of his employment with the Corporation except to the extent that the Confidential Information may be in the public domain without having been disclosed by the Executive.

6.4. Any ideas, concepts, research, information, discoveries, inventions, improvements, methods, formulas, designs, processes, programs, software, trademarks, trade names, copyrights, patents, products, computer codes and applications thereof, plans or writings originated, conceived, discovered, made or first reduced to practice by the Executive during the term of his employment hereunder, either solely or jointly with others, whether in whole or in part, whether during the Executive's usual hours of work or otherwise, at the request or suggestion of, or in accordance with, the plans of the Corporation, (hereinafter collectively referred to as the "Intellectual Property"), shall be the sole and exclusive property of the Corporation, or its assignees, whether or not patent, software or other intellectual property protection, trademark, industrial design, or copyright applications are filed thereon.

6.5. The Executive, without further compensation by the Corporation, will make, execute, acknowledge and deliver, at the reasonable request and at the expense of the Corporation, through the Corporation's legal representative:


                  a)       Specific   assignments  of  all  of  the  Executive's
                           rights, title and interest in and to all Intellectual Property;


                  b) all applications, in the name of the Corporation, for patents, software or other intellectual property protection, trademarks, trade names or copyrights pertaining to the Intellectual Property and all patent, software or other intellectual property protection, trademarks, trade names or copyrights which shall thereafter issue on such applications and all renewals, extensions or reissues thereof in any country of the world; and


                  c) specific assignments of all of the Executive's rights, title and interest under any of the documents referred to in the preceding subsection 6.5 (b) which by law could not be registered or filed in the name of the Corporation.

6.6. The Executive shall perform all reasonable lawful acts and take all reasonable steps which the Corporation deems necessary or advisable for, and otherwise co-operate to the best of the Executive's ability with the Corporation in, preparing and processing applications for patents, copyright, or other intellectual property protection, trademarks or trade names and obtaining, perfecting, patenting, registering, explaining, protecting or enforcing any protection for any Intellectual Property in any country. Such cooperation shall include, but not be limited to, the giving of testimony, and shall be subject to compensation by the Corporation to the Executive.

6.7. The Executive shall have the right to review and comment on any and all documents he is requested to execute pursuant to paragraph 6.5 and 6.6 hereof. Should the Executive not respond to the request to execute such documents within ten
                  (10) days from reception of a notice to that effect, the Corporation's Secretary will have the right to execute the documents indicated in the notice pursuant to the following Power of Attorney: the Executive hereby irrevocably appoints the Corporation's Secretary as attorney-in-fact in the Executive's name and on the Executive's behalf to execute the assignments or documents as aforesaid. The Executive hereby acknowledges that such appointment is irrevocable and is coupled with an interest. The Executive hereby requests and authorizes the Commissioner of Patents and any official of any country whose duty it is to issue patents, software or other intellectual property, protection, trademarks, trade names or copyrights.

6.8. Attached hereto as "Schedule 6.8", a list of patents or other Intellectual Property, and patent or other applications for registration and/or protection thereof, relating to and made by the Executive prior to the present Agreement and a description of all conceived inventions or other Intellectual Property made by the Executive prior to the present Agreement covered by such applications or with respect to which no such applications have yet been filed, in the fullest detail consistent with any obligations of the Executive, which have not been in use by or available to the Corporation at any time prior to the date hereof and which the Executive considers not to be the property of the Corporation under this Agreement.
                  ---------
                  The Executive represents that the Executive has the right to disclose to the Corporation information regarding such patents or other relevant ideas and inventions, and related applications as aforesaid referred to in Schedule 6.8 (if any).

6.9. The Executive agrees that upon or within three (3) business days of the termination for any reason of the Executive's employment with the Corporation, the Executive will promptly deliver to the Corporation the originals and all copies made by or for the Executive or on the Executive's instructions of all Confidential Information, which are then in the Executive's possession or under the Executive's control.



6.10. The Executive covenants and warrants to the Corporation that the Executive is not now under any obligation to any person, firm or other entity which is inconsistent or in conflict with this Agreement or which would prevent, limit or impair in any way the performance by the Executive of his obligations or duties hereunder.

6.11. The obligations and covenants of the Executive contained in this Section shall survive the termination of this Agreement for a period of three (3) years.

7.       RESTRICTIVE COVENANTS

7.1. In consideration of the benefits and conditions provided to the Executive pursuant to this Agreement, the Executive covenants and agrees that he shall not, without the specific prior written consent of the Chairman of the Board of Directors, during the term of this Agreement and for a period of twelve (12) months following the termination of his employment hereof, either on his own behalf or on the behalf of any Third Party, directly or indirectly, solicit the services of, entice away, employ or use the services of any person employed by or otherwise providing services to the Corporation on a full-time or part-time basis, or solicit any customers, clients or suppliers of the Corporation to transfer business from the Corporation to any Third Party. For the purpose of the present Agreement, customers, clients or suppliers of the Corporation means any customer, client or supplier of the Corporation during the Executive's employment or at the date of the termination of the Executive Employment.

7.2. In consideration of the benefits and conditions provided to the Executive pursuant to this Agreement, the Executive covenants and agrees that he shall not, without the specific prior written consent of the Chairman of the Board of Directors, during the term of this Agreement and for a period of twelve (12) months following the termination of his employment hereof, both individually or jointly with a Third Party whether as owner, shareholder, creditor, agent, employee, officer, director or in any other capacity, effect any work or perform any service whatsoever in the field of medical, clinical and information management software, nor act as a consultant, lend monies or guarantee debts or obligations, nor permit that his name or part of his name be used or employed, whether it be for his own personal benefit or for the benefit of any Third Party, engaged, concerned or interested in any enterprise which carries on business or pursues activities in the field of medical, clinical or information management software in the territory of Canada and the Unites States.

7.3. In addition and without prejudice to all other rights and remedies available to the Corporation, the Corporation may enforce the compliance and respect of any and all of the provisions of the present Sections 6 and 7 by way of, but not limiting to injunction, and may obtain an injunction in order to enjoin any breach or threaten breach of any of the provisions thereof. The Executive expressly and specifically acknowledges that in the event of a breach of any of the obligations described in Sections 6 or 7, such breach shall cause the Corporation to suffer damages for which an injunction is an effective relief. This remedy shall be in addition to and not in limitation of any rights or remedies to which the Corporation is or may be entitled to.

7.4. During the term of this Agreement, the Executive shall promptly disclose to the Chairman of the Board of Directors all information concerning any interest, direct or indirect, of the Executive (whether as owner, shareholder, partner,
                  vendor  or  other  investor,   director,   officer,  employee,
                  consultant or otherwise) or any member of his immediate family, in any business which is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or product to, any person within the Corporation.

8.       GENERAL

8.1. The preamble of the present Agreement forms an integral part to it for any legal purposes.

8.2. If any provision of this Agreement shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions of this Agreement and such remaining provisions shall remain enforceable and binding.

8.3. A waiver of any term or condition of this Agreement by either party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition.

8.4. This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Executive and the successors and assigns of the Corporation. This Agreement is personal to the Executive and may not be assigned by him.

8.5. The parties acknowledge that the present Agreement constitutes a complete, faithful and whole reproduction of the agreement between them and supercedes any prior Agreement to the same effect and more specifically the contract entered into by the Executive and Mr. Gerard Dab or March 13, 1998, and the parties formally renounce to rely on any discussions and negotiations, whether oral or written, that preceded its signing.

8.6. The parties acknowledge that any modification may not be made to the present Agreement unless agreed upon between the parties and attested to by a written document to this effect.

8.7.              This  Agreement  shall  be  governed  by   and  construed   in
                  accordance with the laws of the Province of Quebec.

8.8. The Executive acknowledges and warrants to the Corporation that he has had sufficient time to review and consider this Agreement thoroughly, has read and understands the terms and the Executive's obligations hereunder and has been given an opportunity to obtain independent legal advice, or such other advice the Executive may desire, concerning the interpretation and effect of this Agreement. The Executive has entered into this Agreement freely and voluntarily.

8.9. The parties hereby acknowledge that it is their expressed wish that this Agreement and all documents related thereto be drawn up in the English language. Les parties reconnaissent qu'il est de leur volonte que la presente entente et que tous les documents s'y rapportant soient rediges en anglais.



IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT

ON       January 12, 2000                    IN      Montreal
   -----------------------------------------    --------------------------------



VISUALMED CLINIC SYSTEMS INC



Per:   (s) Richard LeHir                                     (s) Art Gelston

     Senior Vice-President and CEO                           DR. ART GELSTON

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Gelston.doc